Exhibit 99.1

August 1, 2008

Re:	Dissolution of Wells Real Estate Fund I

Dear Financial Representative:

You may recall that in June we informed you of the upcoming dissolution of Wells Real Estate Fund I (the Fund), following the resolution of outstanding legal issues. We had reserved approximately $2.0 million, including both cash from operations and net sale proceeds to fund expenses and obligations of the Fund associated with its final dissolution.

In May 2008, the final dissolution expenses were determined to be $0.4 million. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. Accordingly, the remaining proceeds of $1.6 million are being distributed as the final liquidating distribution for the partnership, in compliance with the partnership agreement.

We are sending to your clients their share of the final liquidating distribution, as well as the final audited financials and the liquidating statement for the Fund. Please note that this distribution will be made in strict accordance with the partnership agreement, which dictates how proceeds will be distributed. As a result, if your clients are “B” unit holders, they will not be eligible for this distribution. Enclosed for your reference is a sample of the communication being sent to your clients in the Fund, along with a list of clients who will receive notification of the disposition and liquidation of the Fund. This signals the completion of this investment program.

Highlights of Wells Real Estate Fund I

The Fund was originally launched in 1984 and raised $35,321,000. Over the life of the program, we delivered operating cash distributions of $21,682,755 to Class “A” investors and passive losses to Class “B” investors. Additionally, the assets in the program were sold, with net sale proceeds allocated to the partnership totaling $21,457,907. The last net sale proceeds distribution of $7,199,995 was made in May 2007.

Passive Loss Considerations for Class “B” Investors Only

As you may remember, part of the design of the Class “B” units in the Fund was to receive passive losses during the Fund’s operations. Over the course of the Fund’s life, Class “B” investors were allocated passive losses that roughly equaled their total investment.

If your clients are Class “B” unit holders, they may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund has closed, unused passive losses may be available to offset current ordinary income on their 2008 income tax returns. The availability of unused passive losses is unique to each individual taxpayer based on their actual tax filings over the investment period in the Fund. Therefore, your clients will need to consult with their tax advisors to determine if they have any unused passive losses, as Wells does not render any tax advice. The best source for information on any unused passive losses is the tax advisor. Typically, these unused losses would be reflected on Form 8582 of their personal income tax returns (Form 8810 for corporations). Your clients will be mailed their final Schedule K-1s in the fourth quarter of 2008.

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Should you have any questions or if we can be of service to you, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of the Wells Real Estate Fund I program.

Sincerely,

Thomas E. Larkin

Chief of Sales

Enclosure

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Disclosure

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.